Exhibit 99.1

enherent Corp. Reports Improved Second Quarter Results

FOR IMMEDIATE RELEASE

Windsor, CT (August 16, 2004) – enherent Corp. (OTC BB: ENHT, www.enherent.com) (the “Company”) today reported revenues for the second quarter ending June 30, 2004 of $3.2 million which was comparable to revenues for the quarter ended June 30, 2003. Revenues for the previous quarter, ended March 31, 2004, were $2.9 million. The Company reported net income applicable to common stockholders of approximately $1,771,000 or $0.10 per share ($.09 per share on a fully diluted basis) for the second quarter as compared to a net loss of approximately $577,000 or $(0.03) per share for the second quarter of 2003. The net income was due primarily to the gain applicable to common stockholders on the buyback by the Company of 2,750,000 shares of its Series A Senior Participating Redeemable Convertible Preferred Stock from Primesoft LLC on April 1, 2004. As this stock was carried at a book value of approximately $2.5 million at the date of the transaction and was acquired for cash and debt of $0.4 million a benefit to common stockholders of approximately $2.1 million was recognized in the quarter ended June 30, 2004. The loss for the first quarter ended March 31, 2004 was approximately $348,000 or $(.02) per share.

In addition, the Company reported cash and cash equivalents of $1.9 million as of June 30, 2004 compared to $2.1 million as of March 31, 2004.

Doug Catalano, Chairman, CEO and President of the Company noted “We recorded our second successive quarter over quarter growth, but more significantly were able to equal revenue production of the same quarter of a year ago. Additionally, gross margin improved for both the quarter and year over year. Lastly, we were pleased to be in a position to buy back a significant portion of the company’s outstanding Preferred Stock resulting in added value to our shareholders. We continue to make progress in the key areas of sales, recruiting and client satisfaction and remain focused on our plan.”

About enherent

enherent Corp. (OTCBB:ENHT) is an IT Professional Services Firm providing its clients with staffing and consultative resources either on a temporary or permanent basis and a provider of solutions outsourcing involving software development or IT operational services. enherent addresses cross-industry business needs by focusing on the critical disciplines of project management, business requirements management and technology integration. enherent is headquartered outside of Hartford, Connecticut, and its customers can be found in many different industry segments, from the Fortune 500 to middle-market enterprises. The company operates throughout the northeastern and southern United States and has sales locations in Connecticut and the New York/New Jersey area. For more information visit www.enherent.com.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on certain assumptions and analyses made by the Company derived from its experience and perceptions. Actual results and developments may vary materially from those described because they are subject to a number of known and unknown risks and uncertainties. Such risks and uncertainties include, but are not limited to, future demand for the Company’s services; general economic, market and business conditions; the Company’s ability to increase the amount of services rendered to existing clients and develop new clients and reduce costs of providing services; the Company’s ability to recruit and retain IT professionals; and various other factors discussed in the Company’s filings with the Securities and Exchange Commission including those set forth under Item 7 of enherent’s recent Form 10-K. The Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

CONTACT INFORMATION:

Felicia A. Norvell

enherent Corp.

fnorvell@enherent.com

(860) 687 – 2215

enherent Corp. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except number of shares)

	June 30, 2004	December 31, 2003
	(unaudited)	(Note 1)
Assets
Current assets:
Cash and equivalents	$1,842	$2,669
Accounts receivable, net of allowance of $16 at June 30, 2004 and December 31, 2003	1,718	1,263
Prepaid expenses and other current assets	200	141

Total current assets	3,760	4,073
Fixed assets, net	85	159
Other assets	50	50

Total assets	$3,895	$4,282

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long term debt	$50	$—
Accounts payable	575	327
Accrued compensation	420	302
Accrued expenses	300	362
Current portion of capital lease obligations	3	5
Deferred revenue	23	57

Total current liabilities	1,371	1,053
Long term debt	100	—
Deferred rent	11	27

Total liabilities	1,482	1,080
Commitments and contingencies
Series A senior participating redeemable convertible preferred stock, $0.001 par value; authorized - 10,000,000 shares; issued and outstanding – 4,250,000 shares at June 30, 2004 and issued and outstanding 7,000,000 shares at December 31, 2003	3,908	6,124

Common stockholders’ equity (deficit):
Common stock, $0.001 par value; authorized - 50,000,000 shares; issued - 19,567,977 shares; outstanding - 17,718,854 shares at June 30, 2004; issued 19,401,311 shares, outstanding – 17,552,188 at December 31, 2003	19	19
Additional paid-in capital	94,427	94,423
Treasury stock, at cost - 1,849,123 shares at June 30, 2004 and December 31, 2003	(366)	(366)
Accumulated deficit	(95,575)	(96,998)

Total common stockholders’ deficit	(1,495)	(2,922)

Total liabilities and stockholders’ deficit	$3,895	$4,282

enherent Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Revenues	$3,151	$3,166	$6,063	$6,819
Cost of revenues	2,331	2,369	4,512	5,284

Gross profit	820	797	1,551	1,535
Selling, general and administrative expenses	1,018	1,236	1,943	2,484

Loss from operations	(198)	(439)	(392)	(949)
Other income (expense):
Miscellaneous income	—	2	—	5
Interest expense	(2)	(1)	(2)	(3)
Interest income	1	2	1	5

Net loss	(199)	(436)	(393)	(942)
Preferred stock redemption benefit to common shareholders, net of accretion	1,970	(141)	1,816	(277)
Net income (loss) applicable to common stockholders	$1,771	$(577)	$1,423	$(1,219)

Basic net income (loss) per share applicable to common stockholders	$.10	$(.03)	$.08	$(.07)

Number of shares used in computing basic net income (loss) per share (000’s)	17,719	17,502	17,709	17,502

Diluted net income (loss) per share applicable to common stockholders	$.09	$(.03)	$.07	$(.07)

Number of shares used in computing diluted net income (loss) per share (000’s)	21,969	17,502	23,334	17,502